EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-46108, 333-57896, 333-87164, 333-106189, 333-114003 and 333-124467) pertaining to the Amended and Restated 1998 Stock Plan and 2000 Employee Stock Purchase Plan of Sirenza Microdevices, Inc., and in the Registration Statements (Form S-3 Nos. 333-106706, 333-112376 and 333-112382) of Sirenza Microdevices, Inc. of our reports dated March 13, 2006, with respect to the consolidated financial statements and schedule of Sirenza Microdevices, Inc., Sirenza Microdevices, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sirenza Microdevices, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

Denver, Colorado	/s/ Ernst & Young LLP
March 13, 2006